KPMG LLP
Two Financial Center 60 South Street
Boston, MA 02111

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated August 21, 2026, with respect to the financial statements of Allspring California Limited-Term Tax-Free Fund, Allspring California Tax-Free Fund, Allspring High Yield Municipal Bond Fund, Allspring Intermediate Tax/AMT-Free Fund, Allspring Minnesota Tax-Free Fund, Allspring Municipal Bond Fund, Allspring Pennsylvania Tax-Free Fund, Allspring Short-Term Municipal Bond Fund, Allspring Strategic Municipal Bond Fund, Allspring Ultra Short-Term Municipal Income Fund, and Allspring Wisconsin Tax-Free Fund, each a series of Allspring Funds Trust, as of June 30, 2026, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts October 21, 2026